Exhibit 99.1

Impax Reports First Quarter 2015 Financial Results

— Impax Revenues Increased 21% to $143 Million in First Quarter 2015 —
— Tower Holdings Acquisition Closed; Incremental Synergies of $10 Million Identified —
— U.S. Approval and Launch of RYTARY® —
— Company Reaffirms Full Year 2015 Financial Guidance —

HAYWARD, Calif., May 11, 2015 – Impax Laboratories, Inc. (NASDAQ: IPXL) today reported first quarter 2015 total revenues of $143.1 million (excluding RYTARY product sales of approximately $3 million that were deferred following launch), an increase of $24.4 million or 20.5%, compared to $118.7 million total revenues in the prior year period. This increase is the result of higher sales of the Company’s existing products (up 9.1%) and revenue from approximately three weeks of sales of products acquired in the Company’s acquisition of Tower Holdings, Inc. (including operating subsidiaries CorePharma LLC and Amedra Pharmaceuticals LLC), and Lineage Therapeutics Inc. (together, “Tower”) on March 9, 2015.

“With the Tower acquisition completed and RYTARY launched, we made significant progress in the first quarter executing our strategy of building a diversified specialty pharmaceutical company,” said Fred Wilkinson, president and chief executive officer of Impax Laboratories. “Our first quarter 2015 financial results were impacted by the timing of several meaningful events and we currently do not expect them to impact our full year 2015 financial results.”

“This quarter’s revenues were negatively impacted by the later than anticipated close of the Tower acquisition, the delayed launch of lamotrigine ODT, which was launched in April due to delayed receipt of inventory from our supplier, and the deferred recognition of product sales from the launch of RYTARY. In addition, product sales mix in the combined portfolio as well as costs related to successfully launching RYTARY and the financing of the Tower acquisition led to a reduction in our first quarter earnings.”

Adjusted diluted earnings per share (EPS) for the first quarter of 2015 was $0.09, compared to the first quarter 2014 adjusted diluted EPS of $0.24. On a GAAP basis, the Company reported a loss of $0.09 per diluted share for the first quarter 2015, compared to income of $0.09 per diluted share in the prior year period. The decrease in EPS is primarily attributable to unfavorable product sales mix and the timing of certain events as noted above. In addition, the first quarter 2015 results include approximately $8.5 million of expenses or $0.07 per diluted share associated with the launch of RYTARY and interest expense in connection with the Tower acquisition, for which there were no comparable amounts in the prior year period.

“Now that we have closed the Tower acquisition, our focus is on completing the integration and maximizing the immediate strategic benefits. We have accelerated the realization of the previously identified $10 million of synergies for 2015 and have currently identified incremental synergies of approximately $10 million for 2016. We also expect to benefit from the launch of RYTARY now that our neurology focused sales force is fully promoting the product. The combinations of these events, as well as up to 14 potential generic product launches, five of which were launched in April (including the launch of our first to file generic lamotrigine ODT tablets), are expected to contribute to our growth and support our full year 2015 financial guidance.”

“Although early, we are pleased with the launch of RYTARY. The growth of weekly prescription data is consistent with our projections.”

“Our balance sheet remains well positioned to support our continued pursuit of generic and branded strategic growth opportunities. We remain excited about the opportunities ahead of us and our plan to create value for patients, customers and our shareholders.”

Business Segment Information

The Company has two reportable segments, the Impax Generics Division (generic products and services) and the Impax Specialty Pharma Division (brand products and services) and does not allocate general corporate services to either segment. All information presented is on a GAAP basis unless otherwise noted on an adjusted basis.

Impax Generics Division Information

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Impax Generics Product sales, net	$125,959	$106,117
Rx Partner	2,239	2,435
Other revenues	543	589
Total revenues	128,741	109,141
Cost of revenues	76,472	57,022
Gross profit	52,269	52,119
Operating expenses:
Research and development	10,863	11,217
Patent litigation expense	778	2,173
Selling, general and administrative	4,286	2,383
Total operating expenses	15,927	15,773
Income from operations	$36,342	$36,346

Gross margin	40.6%	47.8%
Adjusted gross profit (a)	$57,909	$65,890
Adjusted gross margin (a)	45.0%	60.4%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenues for the Impax Generics division increased 18.0% to $128.7 million in the first quarter 2015, compared to $109.1 million in the prior year period. The increase is due to the addition of $12.3 million in product sales from the Tower acquisition and $7.3 million from higher sales in existing Impax products.

Gross margin in the first quarter 2015 decreased to 40.6%, compared to gross margin of 47.8% in the prior year period. Adjusted gross margin in the first quarter 2015 decreased to 45.0%, compared to adjusted gross margin of 60.4% in the prior year period. The decrease in gross margin and adjusted gross margin was primarily the result of higher sales of lower margin generic products, the impact of additional competition on generic digoxin, the later than anticipated close of the Tower acquisition and the delayed launch of certain products.

Total operating expenses in the first quarter 2015 increased to $15.9 million, compared to $15.8 million in the prior year period, primarily due to higher selling, general and administrative expenses which were largely offset by reduced patent litigation expenses in the current period.

Impax Specialty Pharma Division Information

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Impax Specialty Pharma Product sales, net	$14,128	$9,309
Other revenues	227	268
Total revenues	14,355	9,577
Cost of revenues	7,390	4,074
Gross profit	6,965	5,503
Operating expenses:
Research and development	4,099	10,524
Patent litigation expense	182	-
Selling, general and administrative	14,856	9,221
Total operating expenses	19,137	19,745
Loss from operations	$(12,172)	$(14,242)

Gross margin	48.5%	57.5%
Adjusted gross profit (a)	$9,883	$6,233
Adjusted gross margin (a)	68.8%	65.1%

(a) Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues. Refer to the "Non-GAAP Financial Measures" for a reconciliation of GAAP to non-GAAP items.

Total revenue for the Impax Specialty Pharma division increased 50.0% to $14.4 million in the first quarter 2015, compared to $9.6 million in the prior year period, due to higher sales of Zomig® nasal spray and the addition of $1.4 million of product sales from the Tower acquisition.

For the first quarter 2015, the Company deferred approximately $3.0 million of product sales of RYTARY as the product was launched at the end of the first quarter. In addition, the Company had received limited prescription data as of the end of the first quarter. Depending on further script data and wholesaler reorder patterns, the Company expects to recognize the deferred revenues related to the launch quantities during the second quarter 2015 and will recognize future revenues based on shipments before the end of the year.

Gross margin in the first quarter 2015 decreased to 48.5%, compared to 57.5% in the prior year period, due to an increase in amortization expense and the effect of a fair value step-up of inventory as a result of the Tower acquisition. Adjusted gross margin in the first quarter 2015 increased to 68.8%, compared to adjusted gross margin of 65.1% in the prior year period, due to higher sales as noted above.

Total operating expenses in the first quarter 2015 decreased to $19.1 million, compared to $19.7 million in the prior year period, as lower research and development expenses were partially offset by an increase in brand selling expenses relating to the launch of RYTARY. During the first quarter 2015, the Company spent $6.9 million on advertising and promotional costs, and the expansion of its neurology sales force to 77 reps from 64, due to the launch of RYTARY for which corresponding revenues were deferred as noted above

Corporate and Other

(Unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
General and administrative expenses	$31,018	$13,873
Loss from operations	$(31,018)	$(13,873)

General and administrative expenses in the first quarter 2015 increased $17.1 million to $31.0 million, compared to $13.9 million in the prior year period, primarily driven by business development expenses of $7.4 million and employee severance of $2.3 million related to the Tower acquisition. Excluding the business development and severance charges, total general and administrative expenses in the first quarter 2015 increased $7.4 million, primarily due to higher information technology costs and higher share-based compensation expense, compared to the prior year period.

Cash, cash equivalents and short-term investments were $163.1 million as of March 31, 2015, compared to $414.9 million as of December 31, 2014. The decrease is primarily due to the cash used to pay the purchase price in the Tower acquisition.

Interest expense in the first quarter 2015 was $4.0 million, an increase of $3.9 million, compared to the prior year period. The increase includes $2.3 million for ticking fees incurred relating to the $435.0 million term loan in connection with the Tower acquisition.

2015 Financial Guidance

The Company’s full year 2015 financial guidance remains unchanged from when it was issued on March 10, 2015. The Company’s full year 2015 estimates are based on management’s current belief about prescription trends, pricing levels, inventory levels, and the anticipated timing of future product launches and events. The Company’s estimates exclude the impact from any products for which the Company has not yet received approval from the U.S. Food and Drug Administration.

●	Adjusted gross margins as a percent of total revenue are expected to be in the mid 50% range.
●	Adjusted total research and development (R&D) expenses across the generic and brand divisions of approximately $80 million to $85 million (includes patent litigation expenses).
●	Adjusted selling, general and administrative expenses of approximately $170 million to $180 million.
●	Capital expenditures of approximately $45 million to $50 million.
●

Effective tax rate of approximately 34% to 36% on a GAAP basis, which assumes that the U.S. R&D tax credit is renewed for 2015. The R&D tax credit expired on December 31, 2014. The Company anticipates that its non-GAAP effective tax rate may experience volatility as the Company’s tax benefits may be high compared to the Company’s operating income or loss.

Conference Call Information

The Company will host a conference call on May 11, 2015 at 4:30 p.m. ET to discuss its results. The call can also be accessed via a live Webcast through the Investor Relations section of the Company’s Web site, www.impaxlabs.com. The number to call from within the United States is (877) 356-3814 and (706) 758-0033 internationally. The conference ID is 29813940. A replay of the conference call will be available shortly after the call for a period of seven days. To access the replay, dial (855) 859-2056 (in the U.S.) and (404) 537-3406 (international callers).

About Impax Laboratories, Inc.

Impax Laboratories, Inc. (Impax) is a specialty pharmaceutical company applying its formulation expertise and drug delivery technology to the development of controlled-release and specialty generics in addition to the development of central nervous system disorder branded products. Impax markets its generic products through its Impax Generics division and markets its branded products through the Impax Specialty Pharma division. Additionally, where strategically appropriate, Impax develops marketing partnerships to fully leverage its technology platform and pursues partnership opportunities that offer alternative dosage form technologies, such as injectables, nasal sprays, inhalers, patches, creams, and ointments. For more information, please visit the Company's Web site at: www.impaxlabs.com.

"Safe Harbor" statement under the Private Securities Litigation Reform Act of 1995:

To the extent any statements made in this news release contain information that is not historical; these statements are forward-looking in nature and express the beliefs and expectations of management. Such statements are based on current expectations and involve a number of known and unknown risks and uncertainties that could cause the Company’s future results, performance, or achievements to differ significantly from the results, performance, or achievements expressed or implied by such forward-looking statements. Such risks and uncertainties include, but are not limited to: fluctuations in revenues and operating income; the Company’s ability to promptly correct the issues raised in the warning letter and Form 483 observations received from the FDA; the Company’s ability to successfully develop and commercialize pharmaceutical products in a timely manner; reductions or loss of business with any significant customer; the substantial portion of the Company’s total revenues derived from sales of a limited number of products; the impact of consolidation of the Company’s customer base; the impact of competition; the Company’s ability to sustain profitability and positive cash flows; any delays or unanticipated expenses in connection with the operation of the Company’s manufacturing facilities; the effect of foreign economic, political, legal, and other risks on the Company’s operations abroad; the uncertainty of patent litigation and other legal proceedings; the increased government scrutiny on the Company’s agreements with brand pharmaceutical companies; product development risks and the difficulty of predicting FDA filings and approvals; consumer acceptance and demand for new pharmaceutical products; the impact of market perceptions of the Company and the safety and quality of the Company’s products; the Company’s determinations to discontinue the manufacture and distribution of certain products; the Company’s ability to achieve returns on its investments in research and development activities; changes to FDA approval requirements ; the Company’s ability to successfully conduct clinical trials; the Company’s reliance on third parties to conduct clinical trials and testing; the Company’s lack of a license partner for commercialization of IPX066 outside of the United States; impact of illegal distribution and sale by third parties of counterfeits or stolen products; the availability of raw materials and impact of interruptions in the Company’s supply chain; the Company’s policies regarding returns, allowances and chargebacks; the use of controlled substances in the Company’s products; the effect of current economic conditions on the Company’s industry, business, results of operations and financial condition; disruptions or failures in the Company’s information technology systems and network infrastructure caused by third party breaches or other events; the Company’s reliance on alliance and collaboration agreements; the Company’s reliance on licenses to proprietary technologies; the Company’s dependence on certain employees; the Company’s ability to comply with legal and regulatory requirements governing the healthcare industry; the regulatory environment; the effect of certain provisions in the Company’s government contracts; the Company’s ability to protect its intellectual property; exposure to product liability claims; risks relating to goodwill and intangibles; changes in tax regulations; the Company’s ability to manage growth, including through potential acquisitions and investments; the integration of the acquired business of Tower Holdings, Inc. and Lineage Therapeutics Inc. by the Company being more difficult, time-consuming or costly than expected, operating costs, customer loss and business disruption (including, without limitation, difficulties in maintaining relationships with employees, customers, clients or suppliers) being greater than expected following the acquisition, the retention of certain key employees of the acquired business being difficult, the Company’s and the acquired business’s expected or targeted future financial and operating performance and results, the combined company’s capacity to bring new products to market, and the possibility that the Company may be unable to achieve expected synergies and operating efficiencies in connection with the acquisition within the expected time-frames or at all, the restrictions imposed by the Company’s credit facility; uncertainties involved in the preparation of the Company’s financial statements; the Company’s ability to maintain an effective system of internal control over financial reporting; the effect of terrorist attacks on the Company’s business; the location of the Company’s manufacturing and research and development facilities near earthquake fault lines; expansion of social media platforms and other risks described in the Company’s periodic reports filed with the Securities and Exchange Commission. Forward-looking statements speak only as to the date on which they are made, and the Company undertakes no obligation to update publicly or revise any forward-looking statement, regardless of whether new information becomes available, future developments occur or otherwise.

Company Contact:

Mark Donohue

Investor Relations and Corporate Communications

(215) 558-4526

www.impaxlabs.com

Impax Laboratories, Inc.

Consolidated Statements of Operations

(unaudited, amounts in thousands, except share and per share data)

	Three Months Ended
	March 31,
	2015	2014
Revenues:
Impax Generics, net	$128,741	$109,141
Impax Specialty Pharma, net	14,355	9,577
Total revenues	143,096	118,718
Cost of revenues	83,862	61,096
Gross profit	59,234	57,622
Operating expenses:
Research and development	14,962	21,741
Patent litigation expense	960	2,173
Selling, general and administrative	50,160	25,477
Total operating expenses	66,082	49,391
(Loss) income from operations	(6,848)	8,231
Other (expense) income, net	(166)	76
Interest income	284	388
Interest expense	(3,975)	(65)
(Loss) income before income taxes	(10,705)	8,630
(Benefit) provision for income taxes	(4,372)	2,205
Net (loss) income	$(6,333)	$6,425

Net (loss) income per share:
Basic	$(0.09)	$0.09
Diluted	$(0.09)	$0.09

Weighted average common shares outstanding:
Basic	68,967,875	67,702,296
Diluted	68,967,875	69,938,872

Impax Laboratories, Inc.

Condensed Consolidated Balance Sheets

(unaudited, amounts in thousands)

	March 31,	December 31,
	2015	2014
Assets
Current assets:
Cash and cash equivalents	$163,093	$214,873
Short-term investments	-	199,983
Accounts receivable, net	180,310	146,490
Inventory, net	121,120	80,570
Deferred income taxes	80,095	54,825
Prepaid expenses and other assets	53,501	33,710
Total current assets	598,119	730,451
Property, plant and equipment, net	215,591	188,169
Other assets	66,478	106,292
Intangible assets, net	750,025	26,711
Goodwill	152,050	27,574
Total assets	$1,782,263	$1,079,197

Liabilities and Stockholders' Equity
Current liabilities:
Current portion of long-term debt	$18,741	$-
Accounts payable and accrued expenses	195,851	142,446
Accrued profit sharing and royalty expenses	26,122	15,346
Deferred revenue	3,923	907
Total current liabilities	244,637	158,699
Long-term debt	398,609	-
Deferred revenue	3,176	3,403
Deferred tax liability	202,967	-
Other liabilities	38,548	29,218
Total liabilities	887,937	191,320
Total stockholders' equity	894,326	887,877
Total liabilities and stockholders' equity	$1,782,263	$1,079,197

Impax Laboratories, Inc.

Condensed Consolidated Statements of Cash Flows

(unaudited, amounts in thousands)

	Three Months Ended
	March 31,
	2015	2014
Cash flows from operating activities:
Net (loss) income	$(6,333)	$6,425
Adjustments to reconcile net (loss) income to net cash provided by (used in) operating activities:
Depreciation and amortization	10,442	8,015
Provision for inventory reserves	(822)	1,952
Intangible asset impairment charges	-	2,876
In-process research and development charge	-	2,000
Accretion of interest income on short-term investments	(81)	(223)
Deferred income tax	(668)	(2,879)
Tax impact related to the exercise of employee stock options	(660)	(920)
Deferred RYTARY revenue and product costs	2,517	-
Recognition of deferred revenue	(227)	(1,050)
Accrued profit sharing and royalty expense	20,652	10,608
Payments of profit sharing and royalty expense	(15,334)	(11,537)
Share-based compensation expense	6,488	4,386
Changes in assets and liabilities which used cash	7,683	(36,729)
Net cash provided by (used in) operating activities	23,657	(17,076)
Cash flows from investing activities:

Payment for acquisition, net of cash acquired	(697,183)	-
Purchase of short-term investments	-	(133,754)
Maturities of short-term investments	200,064	101,443
Purchases of property, plant and equipment	(4,223)	(9,782)
Proceeds from sale of assets	4,000	-
Payment for licensing agreement	-	(2,000)
Net cash used in investing activities	(497,342)	(44,093)
Cash flows from financing activities:
Proceeds from issuance of term loans, gross	435,000	-
Payment of deferred financing fees	(17,831)	-
Proceeds from exercise of stock options and ESPP	3,065	5,977
Tax impact related to the exercise of employee stock options and restricted stock	660	920
Net cash provided by financing activities	420,894	6,897
Effect of exchange rate changes on cash and cash equivalents	1,011	(968)
Net decrease in cash and cash equivalents	(51,780)	(55,240)
Cash and cash equivalents, beginning of period	214,873	184,612
Cash and cash equivalents, end of period	$163,093	$129,372

Impax Laboratories, Inc.

Non-GAAP Financial Measures

Adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses are not measures of financial performance under generally accepted accounting principles (GAAP) and should not be construed as substitutes for, or superior to, GAAP net income (loss), GAAP net income (loss) per diluted share, GAAP cost of revenues, GAAP research and development expenses and GAAP selling, general and administrative expenses as a measure of financial performance. However, management uses both GAAP financial measures and the disclosed non-GAAP financial measures internally to evaluate and manage the Company’s operations and to better understand its business. Further, management believes the inclusion of non-GAAP financial measures provides meaningful supplementary information to, and facilitates analysis by, investors in evaluating the Company’s financial performance, results of operations and trends. The Company’s calculations of adjusted net income, adjusted net income per diluted share, EBITDA, adjusted EBITDA, adjusted cost of revenues, adjusted research and development expenses and adjusted selling, general and administrative expenses, may not be comparable to similarly designated measures reported by other companies, since companies and investors may differ as to what type of events warrant adjustment.

The following table reconciles reported net (loss) income to adjusted net income.

(Unaudited, amounts in thousands, except per share data)

	Three months ended
	March 31,
	2015	2014
Net (loss) income	$(6,333)	$6,425
Adjusted to add (deduct):
Amortization (a)	4,286	2,430
Hayward facility remediation costs (b)	3,148	8,517
Employee severance (c)	2,411	678
Intangible asset impairment charges (d)	-	2,876
Payment for licensing agreement (e)	-	2,000
Business development expenses (f)	7,388	-
Fair value of inventory step-up (g)	1,124	-
Ticking fees (h)	2,317	-
Income tax effect	(8,102)	(6,445)
Adjusted net income	$6,239	$16,481

Adjusted net income per diluted share	$0.09	$0.24
Net (loss) income per diluted share	$(0.09)	$0.09

Diluted weighted average common shares outstanding	72,079,369	69,938,872

(a)

Primarily resulting from the Tower acquisition completed March 2015, the June 2012 agreement with TOLMAR, Inc. (Tolmar) and the January 2012 agreement with AstraZeneca UK Limited. Included in “Cost of revenues” on the Consolidated Statements of Operations.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(b)	Remediation costs relating to the Hayward, CA manufacturing facility. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(c)	Related to the Tower acquisition. Included in “Selling, general and administrative” expense on the Consolidated Statements of Operations.
(d)

During the first quarter 2014, as a result of a decline in pricing on a currently approved Tolmar product, the Company revised the projections for the product and performed an intangible asset impairment analysis. Based on the results of this analysis, the Company recorded a $2.9 million charge to cost of revenues.

(e)

In January 2014, the Company entered into an agreement with DURECT Corporation and paid an upfront fee of $2.0 million. Included in “Research and development” expense on the Consolidated Statements of Operations.

(f)	Professional fees related to business development activities. Included in “Selling, general and administrative” expenses on the Consolidated Statements of Operations.
(g)	Fair value adjustment of inventory as a result of purchase accounting for the Tower acquisition. Included in “Cost of revenues” on the Consolidated Statements of Operations.
(h)

Fees incurred relating to the Company’s $435 million term loan to lock in the financing terms beginning from the lenders' commitment of the term loan to the actual allocation of the term loan upon the closing of the Tower transaction. Included in “Interest expense” on the Consolidated Statements of Operations.

The following table reconciles reported net (loss) income to adjusted EBITDA.

(Unaudited, amounts in thousands)

	Three months ended
	March 31,
	2015	2014
Net (loss) income	$(6,333)	$6,425
Adjusted to add (deduct):
Interest income	(284)	(388)
Interest expense	3,975	65
Depreciation and other	6,156	5,585
Income taxes	(4,372)	2,205
EBITDA	(858)	13,892

Adjusted to add (deduct):
Amortization	4,286	2,430
Hayward facility remediation costs	3,148	8,517
Employee severance	2,411	678
Intangible asset impairment charges	-	2,876
Payment for licensing agreement	-	2,000
Business development expenses	7,388	-
Fair value of inventory step-up	1,124	-
Share-based compensation	6,488	4,386
Adjusted EBITDA	$23,987	$34,779

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following table reconciles total Company reported cost of revenues, research and development expenses, and selling, general and administrative expenses to adjusted cost of revenues, adjusted gross profit, adjusted gross margin, adjusted research and development expenses, and adjusted selling, general and administrative expenses.

	Three months ended
	March 31,
	2015	2014
Cost of revenues	$83,862	$61,096
Adjusted to deduct:
Amortization	4,286	2,430
Hayward facility remediation costs	3,148	8,517
Employee severance	-	678
Intangible asset impairment charge	-	2,876
Fair value of inventory step-up	1,124	-
Adjusted cost of revenues	$75,304	$46,595

Adjusted gross profit (a)	$67,792	$72,123
Adjusted gross margin (a)	47.4%	60.8%

Research and development expenses	$14,962	$21,741
Adjusted to deduct:
Payment for licensing agreement	-	2,000
Adjusted research and development expenses	$14,962	$19,741

Selling, general and administrative expenses	$50,160	$25,477
Adjusted to deduct:
Business development expenses	7,388	-
Employee severance	2,411	-
Adjusted selling, general and administrative expenses	$40,361	$25,477

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.

Impax Laboratories, Inc.

Non-GAAP Financial Measures

(Unaudited, amounts in thousands)

The following tables reconcile the Impax Generics and Impax Specialty Pharma Divisions reported cost of revenues to adjusted cost of revenues, adjusted gross profit and adjusted gross margin.

Impax Generics Division Information

	Three months ended
	March 31,
	2015	2014
Cost of revenues	$76,472	$57,022
Adjusted to deduct:
Amortization	2,217	1,700
Hayward facility remediation costs	3,148	8,517
Employee severance	-	678
Intangible asset impairment charge	-	2,876
Fair value of inventory step-up	275	-
Adjusted cost of revenues	$70,832	$43,251

Adjusted gross profit (a)	$57,909	$65,890
Adjusted gross margin (a)	45.0%	60.4%

Impax Specialty Pharma Division Information

	Three months ended
	March 31,
	2015	2014
Cost of revenues	$7,390	$4,074
Adjusted to deduct:
Amortization	2,069	730
Fair value of inventory step-up	849	-
Adjusted cost of revenues	$4,472	$3,344

Adjusted gross profit (a)	$9,883	$6,233
Adjusted gross margin (a)	68.8%	65.1%

(a)	Adjusted gross profit is calculated as total revenues less adjusted cost of revenues. Adjusted gross margin is calculated as adjusted gross profit divided by total revenues.